Exhibit 99.1

AMPIO PHARMACEUTICALS, INC. CLOSES SALE OF 9,775,000 SHARES OF COMMON STOCK

GREENWOOD VILLAGE, CO., March 5, 2014 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced the closing of its sale of 9,775,000 shares of common stock in an underwritten public offering. The total number of shares of common stock sold reflects the full exercise by the underwriters of their option to purchase an additional 1,275,000 shares of common stock. As a result, Ampio Pharmaceuticals, Inc. has received gross proceeds of approximately $68 million. Net proceeds, after deducting underwriting discounts and commissions and other estimated fees and expenses payable by Ampio Pharmaceuticals, Inc., will be approximately $63.3 million.

Citigroup Global Markets Inc. and Jefferies LLC acted as joint book-running managers for the offering.

The securities described were offered by Ampio Pharmaceuticals, Inc. pursuant to shelf registration statements on Form S-3 (File Nos. 333-177116 and 333-193096) including base prospectuses, previously filed and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering was filed with the SEC on February 24, 2014 and a final prospectus supplement related to the offering was filed with the SEC on February 28, 2014 and is available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement also may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at batprospectusdept@citi.com, or by phone at (800) 831-9146; and Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by email at Prospectus_Department@jefferies.com, or by phone at (877) 547-6340.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include the estimated proceeds from the offering and the anticipated use of proceeds from the offering, as well as risks associated with clinical trials, expected results, regulatory approvals, manufacturing facility operation, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including under the preliminary prospectus supplement and accompanying prospectuses relating to the proposed public offering, as well as Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

April Ramirez

Operations Coordinator

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6500

Email: aramirez@ampiopharma.com